Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2017

Net Income Increased 8.5% as a Result of Continued Focus on Management of Product

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Net income for the first quarter of 2017 increased 8.5% to $550,000, or $0.04 per diluted share, compared to $507,000, or $0.03 per diluted share, for the same period of 2016

●	Gross margin for the first quarter of 2017 increased to 39.9%, up from 35.8% in the first quarter of 2016

●	Company repurchased and retired 362,700 shares of common stock at a cost of $1.2 million

Nogales, Arizona – May 9, 2017 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the quarter ended March 31, 2017.

Lloyd Hoffman, CEO of Alpha Pro Tech, commented, “Our earnings increased year-over-year as a result of our continued efforts to reduce product costs while controlling operating expenses, despite a softness in Building Supply sales, particularly in our synthetic roof underlayment line of products. A corporate mandate from one of our large distributors to lower inventory levels was a significant driver of lower sales in the Building Supply segment for the quarter. We expect that Building Supply segment sales will accelerate in the latter half of 2017 and may reach record levels.”

“We further reduced inventory levels by another 3% compared to year-end 2016 in an effort to further improve efficiencies in our operations, optimize the use of capital and generate positive cash from operations to support our share repurchase program,” concluded Hoffman.

Net sales

Consolidated sales for the first quarter of 2017 were $10.8 million, compared to $11.8 million in the first quarter of 2016. Building Supply segment sales for the three months ended March 31, 2017 decreased by 12.1% to $5.9 million, compared to $6.8 million for the same period of 2016. The sales mix of the Building Supply segment for the three months ended March 31, 2017 was 54% for synthetic roof underlayment, 41% for housewrap and 5% for other woven material. This compared to 63% for synthetic roof underlayment, 33% for housewrap and 4% for other woven material for the first quarter of 2016. Sales for the Disposable Protective Apparel segment for the three months ended March 31, 2017 decreased 13.9% to $3.3 million, compared to $3.8 million for the same period of 2016. Infection Control segment sales for the three months ended March 31, 2017 increased by $249,000, or 19.6%, to $1.5 million, compared to $1.3 million for the same period of 2016.

Gross profit

Gross profit for the first quarter of 2017 increased by 1.2% to $4.3 million, or 39.9% gross profit margin, compared to $4.2 million, or 35.8% gross profit margin, for the same period of 2016.

Selling, general and administrative expenses

Selling, general and administrative expenses of $3.5 million for the first quarter of 2017 were essentially unchanged from the same period of 2016. As a percentage of net sales, selling, general and administrative expenses increased to 32.3% for the first quarter ended March 31, 2017, up from 29.2% for the same period of 2016.

Net income

Net income increased for the first quarter of 2017 to $550,000, compared to $507,000 for the same period of 2016, an increase of $43,000, or 8.5%. Net income as a percentage of net sales for the first quarter of 2017 and 2016 was 5.1% and 4.3%, respectively. Basic and diluted earnings per common share for the first quarters of 2017 and 2016 were $0.04 and $0.03, respectively.

Balance Sheet

The consolidated balance sheet remained strong with a cash balance of $7.9 million as of March 31, 2017, a decrease of $1.6 million from $9.5 million as of December 31, 2016. The change in cash position was due to cash provided by operating activities of $162,000, offset by cash used in investing activities of $584,000 and cash used in financing activities, solely the repurchase of our common stock, of $1.2 million. The Company ended the quarter with working capital of $25.6 million and a current ratio of 14:1, compared to a 12:1 current ratio as of December 31, 2016.

Inventory decreased by $315,000, or 2.9%, to $10.7 million as of March 31, 2017 from $11.0 million as of December 31, 2016. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $612,000, or 16.4%, to $3.1 million, and a decrease in inventory for the Infection Control segment of $123,000, or 5.3%, to $2.2 million, partially offset by an increase in inventory for the Building Supply segment of $420,000, or 8.6%, to $5.3 million.

Colleen McDonald, Chief Financial Officer, commented, “At the end of the quarter, we had $1.4 million available for additional stock purchases under our stock repurchase program. During the quarter we repurchased 362,700 shares of common stock at a cost of $1.2 million, bringing the program total to 15,334,231 shares of common stock at a cost of $26.2 million since the program’s inception. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's website at http://www.alphaprotech.com.

Certain statements made in this press release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potentially," "may," "continue," "should," "will" and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, customer demand and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2017	2016(1)
Assets
Current assets:
Cash	$7,884,000	$9,456,000
Investments	500,000	607,000
Accounts receivable, net of allowance for doubtful accounts of $67,000 and $66,000 as of March 31, 2017 and December 31, 2016, respectively	5,514,000	4,648,000
Accounts receivable, unconsolidated affiliate	109,000	174,000
Inventories	10,679,000	10,994,000
Prepaid expenses and other current assets	2,956,000	3,346,000
Deferred income tax assets	-	438,000
Total current assets	27,642,000	29,663,000

Property and equipment, net	3,078,000	2,646,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	32,000	34,000
Equity investment in unconsolidated affiliate	3,643,000	3,538,000
Total assets	$34,450,000	$35,936,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,256,000	$1,005,000
Accrued liabilities	786,000	1,460,000
Total current liabilities	2,042,000	2,465,000

Deferred income tax liabilities	340,000	807,000
Total liabilities	2,382,000	3,272,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 15,048,856 and 15,411,556 shares outstanding as of March 31, 2017 and December 31, 2016, respectively	150,000	154,000
Additional paid-in capital	8,059,000	9,990,000
Accumulated other comprehensive loss	(281,000)	(204,000)
Retained earnings	24,140,000	22,724,000
Total shareholders' equity	32,068,000	32,664,000
Total liabilities and shareholders' equity	$34,450,000	$35,936,000

(1)	The condensed consolidated balance sheet as of December 31, 2015 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended
	March 31,
	2017	2016

Net sales	$10,751,000	$11,847,000

Cost of goods sold, excluding depreciation and amortization	6,457,000	7,602,000
Gross profit	4,294,000	4,245,000

Operating expenses:
Selling, general and administrative	3,474,000	3,457,000
Depreciation and amortization	154,000	154,000
Total operating expenses	3,628,000	3,611,000

Income from operations	666,000	634,000

Other income:
Equity in income of unconsolidated affiliate	105,000	98,000
Interest income, net	1,000	1,000
Total other income	106,000	99,000

Income before provision for income taxes	772,000	733,000

Provision for income taxes	222,000	226,000

Net income	$550,000	$507,000

Basic earnings per common share	$0.04	$0.03

Diluted earnings per common share	$0.04	$0.03

Basic weighted average common shares outstanding	15,207,659	17,669,331

Diluted weighted average common shares outstanding	15,301,801	17,669,331